Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144338 on Form S-8 of our report dated September 10, 2009, relating to the consolidated financial statements of ShoreTel, Inc. and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective July 1, 2007), and our report dated September 10, 2009 relating to the effectiveness of ShoreTel Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of ShoreTel, Inc. for the year ended June 30, 2009.

/s/ Deloitte & Touche LLP

San Jose, California
September 10, 2009

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